Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez	Mark J. Suchinski

Executive Vice President-Corporate Relations, The GEO Group, Inc.	Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

George Christopher Zoley	James H. Black

Executive Chairman, The GEO Group, Inc.	Senior Vice President & President, Secure Services, The GEO Group, Inc.

Brian Robert Evans	Wayne H. Calabrese

Chief Executive Officer, The GEO Group, Inc.	President & Chief Operating Officer, The GEO Group, Inc.

OTHER PARTICIPANTS

Brian Violino	Jason Weaver

Analyst, Wedbush Securities, Inc.	Analyst, JonesTrading

Brendan McCarthy	Jordan Neil Hymowitz

Analyst, Sidoti & Co. LLC	Managing Principal, Philadelphia Financial Management of San Francisco LLC

Greg Gibas

Analyst, Northland Securities, Inc.

Management Discussion Section

Operator

Good day and welcome to the GEO Group’s Second Quarter 2024 Earnings Call. All participants will be in the listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note, this event is being recorded.

I would now like to turn the conference over to Mr. Pablo Paez, Executive Vice President of Corporate Relations. Please go ahead, sir.

Pablo E. Paez

Executive Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s second quarter 2024 earnings results. With us today are George Zoley, Executive Chairman of the Board; Brian Evans, Chief Executive Officer; Wayne Calabrese, President and Chief Operating Officer; Mark Suchinski, Chief Financial Officer; and James Black, President of GEO Secure Services. This morning we will discuss our second quarter results as well as our outlook. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our investor website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and the supplemental disclosure we issued this morning. Additionally, much of the information we will discuss today, including the answers we gave in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters.

These forward-looking statements are intended to fall within the Safe Harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Form 10-K, 10-Q, and 8-K reports.

With that, please allow me to turn this call over to our Executive Chairman, George Zoley. George?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Pablo, and good morning to everyone. Thank you for joining us on our second quarter earnings call. I am pleased to be joined today by our senior management team and I would like to welcome our new CFO, Mark Suchinski, who joined GEO early in July with more than 20 years of senior level executive experience in business management, corporate finance, capital markets, manufacturing, and supply chain management.

During today’s call, we will review our second quarter 2024 financial results and the operational milestones for each of our business segments, provide an update on our continued efforts to pay down debt, reduce our leverage, and enhance long-term value for our shareholders, and discuss our financial guidance and outlook for the second half of 2024 and the full year.

During the second quarter, our diversified business units continued to deliver steady operational and financial performance. Looking at our key quarterly trends, revenues in our Managed Only segment increased by approximately 11% compared to one year ago. The year-over-year increase in Managed Only revenues was driven by the activation of our new transportation contract to provide air support services for ICE, as well as our new contract in Australia to deliver primary healthcare services at 13 prisons across the state of Victoria.

Revenues for our GEO Entry Services Division also increased from a year ago, driven by a 5% increase in compensated mandates for our non-residential Reentry Services segment. Revenues for our owned and leased secured services facilities increased by approximately 7% from a year ago. This increase was driven primarily by a year-over-year population increases across our ICE and Marshals facilities. Utilization of our ICE facilities remained consistent during the second quarter of 2024 at approximately 13,000 beds, which represents more than a 30% increase from a year ago when utilization of our ICE facilities was below 10,000 beds.

We estimate that utilization across all ICE facilities nationwide is currently at approximately 37,000 beds, which is below the 41,500 beds that are funded in the current fiscal year appropriations approved by the US Congress. We believe that the current detention census of 37,000 and ICE participation levels are constrained due to financial reasons related to ICE having overspent its budget earlier in the fiscal year, which will now end on September 30.

Revenues for our Electronic Monitoring and Supervision Services segment decreased from one year ago due to a decline in number of individuals who are monitored under the federal government’s Intensive Supervision Appearance Program or ISAP. Participant counts under ISAP averaged approximately 184,000 individuals during the second quarter of 2024, compared to average ISAP participation counts of approximately 188,000 during the first quarter of 2024. Currently, the daily ISAP participation count is approximately 175,000.

With respect to federal funding for fiscal year 2025, which begins on October 1, the US House of Representatives has approved its version of the Homeland Security Appropriations Bill. The house bill would increase funding for ICE detention to 50,000 beds, an increase of 8,500 beds from the currently funded level of 41,500 beds and increase of approximately 13,000 beds from the current utilization level of 37,000 beds.

The house bill would also require the use of electronic GPS monitoring for all individuals in the nine detained docket, which is currently estimated at a total of more than 7 million people. At this time, the US Senate has not introduced its version of the Homeland Security Appropriations Bill, and the US Congress has adjourned for the August recess. If a Homeland Security Appropriations Bill is not approved when Congress reconvenes in September, Congress could pass a short-term or long-term continuing resolution for fiscal year 2025.

We believe that under a continuing resolution beginning on October 1, ICE would likely start with a full year of funding, consistent with the current funding levels for 41,500 detention beds and approximately $470 million for the agency’s alternative detention programs. We expect utilization rates for ICE detention beds and the alternatives to detention programs to increase in the fourth quarter of the year with detention beds increasing up to 41,500 beds and ISAP participation up to 195,000 participants.

We remain focused on providing high-quality services on behalf of ICE and we stand ready to provide any needed services and resources to help the agency meet its needs. In early June, ICE announced a decision to discontinue a non-GEO facility contract in Texas, which was considered a cost outlier and will allow ICE to free up approximately $157 million in funding to support the agency bed needs across the country.

Subsequently, in late June, ICE issued a procurement for a contract for operated processing center with a minimum of 600 beds in Newark, New Jersey area of responsibility. GEO has responded to this ICE procurement by submitting Phase 1 portion of the proposal. Under this procurement, ICE is expected to award a 15-year contract inclusive of all option periods. ICE also previously issued a request for information for contractor service federal processing centers in the Midwest, Texas, and Utah.

Finally, during the second quarter we completed the comprehensive refinancing of our debt, including the exchange and retirement of substantially all of our convertible notes. These important transactions have pushed out our debt maturities, reduced our overall cost of debt, and given us greater flexibility for potential capital returns in the future, as we continue to focus on reducing our debt and deleveraging our balance sheet. We expect to reduce our debt by between $100 million and $125 million this year, bringing our total net debt to approximately $1.65 billion and our net leverage below 3.5 times adjusted EBITDA by year end.

I will now turn the call over to our CEO, Brian Evans.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Thank you, George. Good morning, everyone. Our steady financial performance and strong cash flows have allowed us to significantly reduce our debt and deleverage our balance sheet over the last two to three years. Our disciplined allocation of capital over this timeframe positioned us to comprehensively refinance our entire debt structure during the second quarter of 2024. This important transaction has staggered our maturities between 2029 and 2031, giving our company a significantly longer debt repayment runway. The refinancing also resulted in an overall lower cost of debt and a higher proportion of fixed rate debt, which is now approximately 73% of our total debt, further insulating our company from potential interest rate increases in the future. And importantly we were able to exchange and retire substantially all of the $230 million of our convertible notes which we believe had created an overhang on our equity valuation.

The disciplined allocation of capital to drive long-term value for shareholders remains one of our top managerial priorities. In the immediate term, we will continue to focus on paying down debt and reducing our leverage. Over the next 12 months, we hope to reduce our total debt – net debt to less than $1.65 billion, and our net leverage to comfortably below 3.5 times adjusted EBITDA. As we make progress towards these goals, we can – we expect to evaluate options to return capital to shareholders in conjunction with our company’s capital needs and strategic and growth objectives. The careful evaluation of quality growth opportunities is another important managerial priority for our company.

Over the last 20 years, we have focused our investment strategy on developing a service platform that we believe is unmatched in terms of diversification and scope in our industry. We have done so by carefully allocating capital, investing in company-owned facilities, and pursuing strategic acquisitions of businesses and assets. We believe that this strategy has allowed us to develop leading market positions across the entire spectrum of our services in our industry, enabling us to respond to the needs of our government agency partners, as policy priorities evolve over time.

Our diversified services and solutions include residential care in various security settings, enhanced in-custody rehabilitation programs through our award-winning GEO Continuum of Care, community reentry, post-release and case management services, medical and mental health services and congregate care settings, secure ground and air transportation with cutting-edge electronic monitoring technologies. We have also developed an unmatched network of company-owned brick and mortar assets comprised of secure correctional facilities, federal detention facilities, immigration processing centers and community reentry centers, with a combined total of approximately 54,000 company-owned beds.

Our company-owned facilities are relatively new with an average age of 20 years and we believe that these facilities are well suited to help meet the diverse policy priorities and growing needs of our government agency partners. Based on increased construction and development costs, we believe that our company-owned facilities have a combined replacement value in excess of $6 billion. Approximately 10,000 of our company-owned beds are currently idle and our management team remains focused on marketing these important assets to local, state and federal agencies for reactivation either under our traditional secure services contract or lease arrangement.

If fully reactivated, our 10,000 idle beds would provide meaningful upside to our annualized revenues and cash flows. We will also continue to evaluate potential future asset sales to complement our capital needs, primarily focusing on our idle or underutilized residential reentry centers. Since these assets are typically located in urban areas, can usually be readily repurposed for alternative uses and generally attract a larger pool of potential interested buyers.

With respect to publicly known opportunities, as George mentioned, ICE has issued a procurement for a minimum of 600 beds in the Newark, New Jersey area and a separate request for information for facilities in the Midwest, Texas, and Utah. We believe that some of our currently available facilities are well suited to help the agency meet its need for additional bed space in several of those areas of the country. We have a longstanding public private partnership with ICE and the federal government dating back to the mid-1980s. We currently have 17 company-owned facilities under contract with ICE, providing needed bed space and support services across the United States.

We have also provided electronic monitoring and case management services on behalf of ICE under the ISAP contract for more than 20 years. Over this timeframe, our electronic monitoring subsidiary, BI has built what we believe is an unparalleled platform of integrated technology solutions and case management services, successfully achieving high levels of compliance under the program with bipartisan support.

We believe our company continues to be attractive value proposition for investors given the strong and predictable nature of our cash flows and we are focused on executing our strategic priorities and allocating capital to enhance long-term value for shareholders.

At this time, I will turn the call over to our CFO, Mark Suchinski.

Mark J. Suchinski

Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

Thank you, Brian, and good morning, everyone. I am pleased to have joined a world-class organization and I look forward to working with George, Brian, and the rest of the management team as we continue to execute the strategic priorities of the GEO Group. For the second quarter of 2024, we reported a GAAP net loss attributable to the GEO of approximately $32.5 million or $0.25 per diluted share and quarterly revenues of approximately $607 million.

Our second quarter 2024 results reflect pre-tax costs associated with the extinguishment of debt of approximately $82 million in connection with our debt refinancing transactions. Excluding the costs associated with the extinguishment of debt and other non-recurring items, we reported second quarter 2024 adjusted net income of approximately $30 million or $0.23 per diluted share. We also reported second quarter 2024 adjusted EBITDA of approximately $119 million.

Beginning with revenues, quarterly revenues in our Owned and Leased Secure Services segment increased by approximately 7% year-over-year, primarily driven by higher occupancy levels at our US Marshals Service and ICE facilities. Revenues in our Managed Only segment increased by approximately 11% during the second quarter of 2024 compared to a year ago. This year-over-year increase in our Managed Only segment was driven by higher revenues in our secure transportation and international segments.

Finally, quarterly revenues in our Non-Residential Services segment increased by approximately 6% year-over-year. These revenue increases were offset by lower quarterly revenue from our Electronic Monitoring and Supervision Services segment due to lower participant counts under the ISAP contract compared to the prior year second quarter.

Turning to our expenses. During the second quarter of 2024, operating expenses increased by approximately 4% as a result of inflationary cost increases, higher occupancy levels, and a shift in quarterly revenue mix compared to the second quarter of 2023. General and administrative expenses for the second quarter of 2024 reflect approximately $3 million in fees associated with the exchange and retirement of our convertible notes. Our second quarter 2024 results also reflect a year-over-year decrease in net interest expense of approximately $5 million.

Now, moving to our guidance for the full year and the third and fourth quarters of 2024. Taking into account our results for the first six months of 2024, which include $82 million in pre-tax costs associated with the extinguishment of debt, we expect net income attributable to GEO for the full year 2024 to be in a range of $0.40 to $0.51 per diluted share on annual revenues of approximately $2.44 billion and effective tax rate of approximately 24% inclusive of the known discrete items.

Excluding the cost associated with the extinguishment of debt and other unusual and nonrecurring items, we expect full year 2024 adjusted net income to be in a range of $0.82 to $0.93 per diluted share. We expect our full year 2024 adjusted EBITDA to be between $485 million and $505 million. For the third quarter of 2024, we expect net income attributable to GEO to be in the range of $0.21 to $0.25 per diluted share and quarterly revenues of $606 million to $616 million.

We expect third quarter 2024 adjusted EBITDA to be in a range of $123 million to $130 million. And for the fourth quarter of 2024, we expect net income attributable to GEO to be in the range of $0.22 to $0.29 per diluted share on quarterly revenues of $611 million to $621 million. And we also expect fourth quarter 2024 adjusted EBITDA to be in the range of $125 million to $138 million. Our guidance for the fourth quarter of 2024 assumes a gradual moderate increases in the utilization of ICE detention beds and the number of participants monitored under the ISAP contract.

Moving to our capital structure. During the second quarter of 2024, we completed a comprehensive refinancing of our debt. These transactions included the exchange and retirement of $229.4 million of the $230 million of our senior unsecured exchangeable notes using a combination of $229.4 million in cash and approximately 12.4 million shares of GEO common stock.

As of June 30, 2024, our senior debt was comprised of $650 million in 8.625% senior secured notes due in 2029, $625 million in 10.25% senior unsecured notes due in 2031. Approximately $444 million in borrowings under our Term Loan B due in 2029, bearing interest at SOFR plus 5.25%; $40 million in borrowings under a $310 million revolving credit facility bearing interest of SOFR plus 3% and approximately $41 million in other secured and unsecured debt.

Net of cash on hand of approximately $46 million. Our total net debt was just below $1.76 billion at the end of the second quarter 2024. Under this meaningfully improved debt structure, our fixed rate debt represents approximately 73% of our total debt indebtedness and we have pushed out substantially all of our debt maturities to 2029 and 2031. Going forward, we expect to continue to focus on further reducing our net debt and we expect to end 2024 with approximately $1.65 billion in total net debt. Our goal remains to explore options for returning capital to shareholders in the future.

At this time, I will turn the call over to James Black for a review of our GEO Secure Services business unit.

James H. Black

Senior Vice President & President, Secure Services, The GEO Group, Inc.

Thank you, Mark. Good morning, everyone. It is my pleasure to review the quarterly milestones for GEO Secure Services. During the second quarter of 2024, our Secure Services facility successfully underwent a total of 62 audits, including internal audits, government reviews, third-party accreditations, and Prison Rape Elimination Act or PREA certifications. Six of our Secure Services facilities received accreditation from the American Correctional Association with an average score of 99%, and one facility received PREA certification in the second quarter. Our GTI Transportation Division and our GEOAmey UK joint venture completed approximately 4 million miles driven in the United States and the UK during the second quarter.

Moving to current trends for our government agency partners. At the end of the second quarter, utilization of our US Marshals detention facilities remained stable at over 9,000 beds, which represents an increase of approximately 8% from one year ago. Our US Marshals facilities around the country support the agency as it carries out its mission of providing secure custodial services for pretrial detainees facing federal criminal proceedings. We believe that our US Marshals facility – facilities provide needed bed space near federal courthouses where there is generally a lack of suitable alternative detention capacity. Notably, none of our direct contracts with the US Marshals Services are up for renewal over the next 12 months.

Moving to our ICE processing centers, we experienced stable utilization of approximately 13,000 beds in the second quarter of 2024. We estimate that the utilization across all ICE facilities nationwide is currently at approximately 37,000 beds, which is 4,500 beds below the 41,500-bed level that is funded under the current fiscal year’s congressional appropriations. GEO has a long-standing track record of delivering professional support services on behalf of ICE and GEO contracted ICE processing units. And we stand ready to support ICE with any additional needs. We have a total of 10,000 beds at several idle Secure Services facilities that we believe are well-suited to support ICE’s mission and we have the expertise and resources to provide the needed ancillary services to meet the agency’s needs.

GEO-contracted ICE processing centers offer around the clock access to quality healthcare services. Our healthcare staffing at ICE processing centers where we provide resident healthcare is generally more than double the number of healthcare staff in a typical state correctional facility. GEO-contracted ICE processing centers offer full access to legal counsel and legal library and resources and we have dedicated space at each ICE center to accommodate meetings with legal counsel.

GEO-contracted ICE processing centers provide residents with three daily meals that are culturally sensitive, special diet approved, and approved by registered dietitians. We also provide access to faith-based and religious opportunities at each GEO-contracted ICE processing center. And we partner with community volunteers as needed to ensure a fair representation of various faith and denominations. GEO-contracted ICE processing centers also offer access to quality recreational activities. We have made significant investments in our enhanced amenities at these centers, including artificial turf, soccer fields, covered pavilions, exercise equipment, and multipurpose rooms.

ICE and GEO entered into a 15-year contract on December 19, 2019, for the provision of secure residential housing and care, and our company-owned 1,940 bed Adelanto ICE Processing Center in California, consisting of a five-year base period ending on December 19, 2024, followed by two five-year option periods. During the second quarter of 2024, ICE issued a task order for the Adelanto Center, providing for continued funding through October 19, 2024, allowing additional time for ICE to obtain relief from the previously disclosed outdated COVID-related litigation that currently prevents full use of the center.

We hope for a positive outcome from the ongoing legal proceeding that will include the resumption of intake at the Adelanto Center. With respect to ancillary supports services, we provide secure ground transportation for ICE, primarily at 12 of the GEO-contracted ICE processing centers. And as we noted, our GTI Transportation Division also provides secure air operation support for ICE, as a subcontractor under a five-year prime contract held by CSI Aviation.

With respect to our state segment on June 20 we announced that GEO had been given the Oklahoma – had given the Oklahoma Department of Corrections notice of our intent to discontinue our management contract for the company-owned 2,388-bed Lawton Correctional Facility and which was set to expire on June 30, 2024, unless new contract terms could be mutually agreed upon. Subsequently, on June 26, we announced that GEO and the Oklahoma Department of Corrections had agreed to enter into a new one-year contract, continuing GEO’s operation of the Lawton facility through June 30, 2025, under revised terms.

Finally, on July 31, we successfully completed the previously disclosed transition of operations at the state owned 1,536-bed Lawrenceville Correctional Center in Virginia, which is now managed by the Virginia Department of Corrections. We had a long-standing partnership with the Virginia Department of Corrections and we are proud of our decades long record of providing high quality services to the Commonwealth.

At this time, I will turn the call over to Wayne Calabrese for a review of our GEO Care Business Unit.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

Thank you, James. I am pleased to provide an overview of the quarterly operational milestones for GEO Care. During the second quarter of 2024, we successfully renewed 15 residential reentry center contracts, including five contracts with the Federal Bureau of Prisons. Additionally, we retained two contracts covering eight non-residential day reporting centers in Illinois and California, and we were awarded one new contract for an additional day reporting center in California.

Our residential reentry centers, non-residential day reporting centers, and our ISAP field offices successfully underwent a combined total of 79 audits, including internal audits, government reviews, third-party accreditations and Prison Rape Elimination Act or PREA certifications during the quarter. Five of our residential reentry centers received accreditation from the American Correctional Association, each with an accreditation score of 100% and three of our residential reentry centers received PREA certifications in the second quarter.

Our 34 residential reentry centers provide transitional housing and rehabilitation programs for individuals reentering their communities across 14 states. Census levels at these centers remain stable, with an average daily population of approximately 5,000 individuals during the second quarter of the year. Our non-residential and day reporting centers provide high-quality community-based services, including cognitive behavioral treatment for up to approximately 8,500 parolees and probationers at 97 locations across 10 different states.

Moving to our GEO in-prison programs and Continuum of Care Division. During the second quarter of 2024, we delivered enhanced in-custody rehabilitation services to an average daily population of approximately 2,600 individuals at 34 in-prison program sites in seven states and to approximately 21,000 individuals at 13 GEO Continuum of Care facilities in eight states.

During the second quarter, we successfully retained two contracts for in-prison program sites in Florida and North Carolina, and we were awarded a new contract for in-prison programs in the state of Tennessee. Our in-custody rehabilitation services include academic programs focused on helping those in our care attain high school equivalency diplomas. We have made a significant investment to equip all classrooms with smart boards to aid in the delivery of academic instructions at all of our facilities. We have also focused on developing vocational programs that not only lead to certification when completed, but are also based on market area job placement needs.

Our substance abuse treatment programs are an important part of our rehabilitation services because many of the individuals in our care suffer from addiction and substance use disorder. Our facilities also provide extensive faith-based and character-based programs. We have designated faith-based and character-based housing units or dorms across our facilities to enhance the delivery of these important programs.

During the second quarter of 2024, we completed approximately 700,000 hours of enhanced in-custody rehabilitation programming. Our academic programs awarded more than 900 high school equivalency diplomas during the quarter. Our vocational courses awarded close to 950 career and technical certificates in that same time. And our substance abuse treatment programs awarded approximately 900 program completions. Individuals in our care completed approximately 600 behavioral treatment programs and participated in more than 4,500 individual cognitive behavioral treatment sessions.

During the second quarter of the year, we also allocated approximately $350,000 toward post-release services. This funding supported approximately 700 individuals released from GEO facilities as they return to their communities. Our GEO Continuum of Care integrates enhanced in-custody rehabilitation services, including cognitive behavioral treatment with post-release support services that address critical community needs of released individuals. We believe our award-winning program provides a proven model for how the 2-plus million people in the US criminal justice system can be better served in changing their lives following release. Our GEO Continuum of Care has had a positive impact in the reduction of criminal recidivism rates with our programs achieving a reduction between 32% and 55% in recidivism rates across several states over the last three years.

Finally, turning to our Electronic Monitoring and Supervision Services segment, our BI subsidiary provides a full suite of monitoring and supervision solutions, products and technologies. During the second quarter of 2024, participant counts under the ISAP contract averaged approximately 184,000 individuals with the current ISAP participant count at approximately 175,000 individuals. BI has provided technology solutions, holistic case management, supervision, monitoring, and compliance services under the ISAP contract for almost 20 years, winning every competitive rebid of the contract since ISAP was first established.

Under BI’s tenure, ISAP has received bipartisan support and has achieved high-level of participant compliance with attendance at scheduled hearings using a variety of new technologies and case management services over that time. The current ISAP contract has a term of five years that is due to expire on July 31, 2025. The federal government has the ability to extend existing contracts for six months or longer to accommodate rebid procurements that can often take between 12 months and 18 months to complete. BI will continue to explore new and innovative technology solutions to support the needs of ICE as we prepare to compete for the rebid of this important contract.

In addition to the monitoring technologies and supervision services provided to ICE under the ISAP contract, BI provides electronic monitoring services to criminal justice agencies at the federal, state, and local levels across the country. During the second quarter of 2024, BI successfully retained three important existing criminal justice contracts with the Administrative Office of the United States Courts, the State of South Carolina and Sonoma County, California. Additionally, BI expects to continue competing for several state and local contracts involving several thousand electronic monitoring devices and related services, which are currently provided by other service providers.

At this time, I will turn the call back to George for closing remarks.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you, Wayne. In closing, our diversified business units have continued to deliver steady financial and operational performance. We are pleased to have completed the comprehensive refinancing of our debt, significantly enhancing our balance sheet, lowering our average cost of debt, and giving us greater flexibility to evaluate options to return capital to shareholders in the future. Importantly, we are able to exchange and retire substantially all of our convertible notes, which we believe had created an overhang on our equity valuation. We believe that our company’s real estate assets, which we estimate to have a replacement value in excess of $6 billion along with our strong and predictable cash flows, represent an attractive valuation opportunity for investors.

We also believe we have several opportunities to enhance our financial performance and we have no competitive rebids of our existing contracts for the balance of the year. We are focused on marketing our 10,000 beds in idle facilities, which will provide significant upside if fully reactivated. And we believe the strength of our diversified services platform positions GEO to pursue quality growth opportunities with new and existing government agency partners.

That completes our remarks and we will be glad to take questions. Operator?

Question And Answer Section

Operator

We will now begin the question – we will now begin the question-and-answer session. [Operator Instructions] And at this time, we will take our first question from Joe Gomes with Noble Capital Markets. Please go ahead, sir.

Joe Gomes

Good morning. This is Josh filling in for Joe.

Good morning.

Good morning.

My first question is you guys kind of touched on it a little bit earlier, but just regarding the ISAP program, you guys talked about wanting to rebid for that. But you guys have you seen any developments toward the renewal of the contract? I know it’s kind of 12 months out, but just a little more color on that?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think we are aware that there has been some discussions on crafting the new RFP. But I am sure it’s a point of concern that there could – there is likely to be a new administration in place and that administration may have its own viewpoints as to the – the nature and methodology they want in place in the ISAP contract. So, I think they may wait to see what administration is in place at that time.

Okay. Yeah. That’s helpful. And yeah, you guys kind of touched on it again in the – in the call already, but can you just provide a little bit more color on the air operations? I know ICE was expected to kind of have additional flights added in – that in June they announced, is any chance to maybe expand on the current contract with that or?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

We don’t know. We haven’t heard anything from CSI or the government.

No. We don’t have any further information. But our capabilities are – are there for us to scale up the operations. If the new administration comes in place and wants more activity using air support in which we provide security for those air operations, we are certainly capable of doing that.

Joe Gomes

Nobel Capital Markets, Senior Research Analyst

Okay. That’s helpful. And then lastly, in the last quarter you guys talked about seeing kind of smaller scale opportunities within the state and local level, has this kind of changed in the second quarter or as it kind of remained the same?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think we have seen interest among our state partners that have growth in their correctional systems as to the need for additional capacity. And we have been contacted regarding some of our idle facilities that are of interest to them on a possibly – on a lease or purchase basis.

Joe Gomes

Nobel Capital Markets, Senior Research Analyst

Okay. That’s helpful. That’s all I have. Thank you, guys.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you.

Operator

Your next question will come from Brian Violino with Wedbush. Please go ahead.

Brian Violino

Analyst, Wedbush Securities, Inc.

Thanks. Good morning. Just wanted to ask a couple of clarifying questions on the new guide. Sounds like you are assuming a modest uptick in both monitoring and ICE detention in the fourth quarter. Is it fair to say that – that’s purely being driven by the budget sort of rolling over versus an assumed increase in actual border activity?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, as I think I commented in my presentation, the – during the second quarter and probably continued in the third quarter there have been financial constraints by virtue of some additional spending and use of the beds and ICE participation earlier in the federal fiscal year, which begins October 1 and began October 1 of last year here. And what we have seen in this administration is not to use of additional budgetary authority to – to replenish funds for ICE in particular, but to stay within their budget so to speak. And that’s what I think they have been doing and that’s been reflected in the number of beds they use and the number of ISAP participants. From October 1 of this fall, they will replenish so to speak their budgets and be capable of achieving higher levels of use of detention beds as well as ISAP participation.

Brian Violino

Analyst, Wedbush Securities, Inc.

Got it. And just to clarify, say there was some reason, if that didn’t come to fruition, that uptick, would that move us towards the lower end of the full year guidance or is there a potential that if that doesn’t happen we could go potentially below the low end of the current guidance?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Brian, it’s Brian Evans. We think that if the numbers hold where they are or trend down a little bit, that will be closer to the lower end of the range, as we said before. And that’s why we moved the range a little bit and tightened it up.

Brian Violino

Analyst, Wedbush Securities, Inc.

Got it. And last one for me. I just want to touch on CapEx. I noticed that the CapEx outlook has been moving higher over the past couple of quarters. Just wanted if you could provide some commentary on what’s [indiscernible] (00:46:20).

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we – we have done some significant improvements I think in two particular facilities, one in Oklahoma and one in New Jersey.

Brian Violino

Analyst, Wedbush Securities, Inc.

All right.

That’s right.

Operator

The next question will come from Brendan McCarthy with Sidoti. Please go ahead.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Hey, good morning, everybody. Thanks for taking my questions. I just want to ask a follow-up on the past question with the expectation for the replenishment of funds come October 1, is that assume – or are you assuming that – that’s through another continuing resolution or CR to start fiscal 2025?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yes. That’s – that assumes a CR, which is – which pegs at the 41,500 level for detention beds and $470 million for ISAP. It’s – it’s not the enhanced level of funding as proposed in the house bill, which would take the bed count to 50,000.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Okay. Okay. And then just looking at through the rest or through the rest of this federal fiscal year, it sounds like there is pretty low – there is a pretty low chance that – that DHS may reprogram funds towards ICE. Is that fair to say?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think it is. Yeah. I think they have evidently avoided doing that, for I think at least the last year.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Okay. Okay. That makes sense. And then want to look at the Coleman Hall purchase and sale agreement, wondering if you can provide color on how that transaction developed and maybe potential use of proceeds there?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

So, you are talking about Coleman Hoffman Hall, that is a – as we have said, as I said, I think Mark mentioned the – we have reentry facilities that some of those are idle and they are well placed for – for sale. And we entered into a purchase and sale agreement with that. It was slightly below our book values and we recognize that difference in the quarter. We would expect the transaction if it closes there are obviously some outs in there for it to close by the end of the year or very early next year.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Okay. Thanks, Brian. And one more for me. Looking at BI’s suite of products, I think I noticed there has been a little bit more traction with the VeriWatch product. Can you just talk about what you are seeing there and how that product is resonating among customers?

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

This is Wayne Calabrese. The primary interest of the VeriWatch has been with the ISAP participants, the ISAP contract. Been a little bit of trials in the criminal justice, particularly at some of the local levels, and it is functioning well and being well received. It is lighter and perhaps a little less cumbersome. But it’s still early days for the product and we have good expectations for it at this time. We will see how the market adapts.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think there is always an interest with ICE in particular for a wrist worn device, monitoring device that it’s less obtrusive to individuals as compared to the ankle monitor. And this VeriWatch device that we have is more – has the look of a contemporary watch. You wouldn’t know that a person is wearing a monitoring device by looking at this watch and that’s – that’s one of the main attributes of it.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Got it. And just out of curiosity, how long do those trials typically last and what’s the success rate I guess with transitioning those trials into a contract?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

No. We are not in trial mode at this time.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

Only – only in a couple of local government criminal justice contracts and they are very small. They might be 10 units to 15 units being trialed by, say, a sheriff’s office or a parole probation kind of an office. They can continue for couple of months. They are just trying to get a sense of how this works out for them. Most of the law enforcement agencies around the country still prefer the ankle monitor GPS-type appliances.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

But we have seen steady growth in the ISAP participation.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

.market with numbers in excess of 5,000 at this point, using the GEO VeriWatch.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

And I think just to add to what Wayne said when he said piloting or testing the device is fully functioning and operationally in use, it’s more just putting it out there for certain clients to see how they like it and what they might use it for.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Right.

Brendan McCarthy

Analyst, Sidoti & Co. LLC

Got it. Got it. Thanks for the insight everybody. That’s all for me.

Operator

The next question will come from Greg Gibas with Northland Securities. Please go ahead.

Greg Gibas

Analyst, Northland Securities, Inc.

Hey, good morning, guys. Thanks for taking the questions. If I could follow-up just on kind of guidance assumptions and your commentary there, would we expect Q3 then to be relatively flat in terms of kind of where things are currently trending, from an ISAP perspective and then detentions too and then once those replenishment of funds hit, you Q4 kind of seeing a nice step up?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Yeah. I think Q3 is a continuation of Q2 with the exception of the expenses that occurred during the refinancing.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. Fair enough. And what do you – what do you kind of believe will be the likely outcome at the Adelanto [indiscernible] (00:52:47) facility?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, we are hopeful there is a legal settlement because the original prohibition was for continued intake, was based on the concerns about COVID, which has gone away a couple of years ago. And there is no – there is no medical reason, no healthcare reasons for this facility to have an intake restriction. And it’s the only such facility that has intake restriction in the entire country. So, we are hoping the DOJ will be successful in their discussions with the plaintiffs to reach an amicable resolution to resume intake at that facility.

Greg Gibas

Analyst, Northland Securities, Inc.

Okay. That makes sense. And I guess lastly, just considering the refinancing of debts kind of behind you, you talk about evaluating returning capital to shareholders. Wanted to get a better sense of kind of the likelihood of that. And should we think about 2025 being more likely, just curious how you are thinking about that?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

I think that would be the case. When we would have greater visibility as to the new administration and their objectives, and how we fit in to those objectives. Yeah, I think that’s – that’s a good target date.

Greg Gibas

Analyst, Northland Securities, Inc.

Got it. Thanks, guys.

Operator

The next question will come from Jason Weaver with JonesTrading. Please go ahead.

Jason Weaver

Analyst, JonesTrading

Hey, good morning. Thanks for taking my question. I maybe misconstruing this, but in your prepared remarks you mentioned the possible expansion of the ISAP program under the current health appropriations bill. It seems to me that growing from 175,000 to the total number of the non-detained dockets, kind of a high bar, even if most of that’s just within an app. Can you give any sense to how that might be rolled out and your capacity to service it?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

The roll out of up to let’s just pick a number 6 million participants would obviously be a very complicated and resource intensive operation. But having said that, we have field offices throughout the United States that are ready.

Jason Weaver

Analyst, JonesTrading

Okay.

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

...and go, are ready to expand. We have the technology, everything from GPS technology to apps on a phone, all of which can be used as well as the person centric services, such as case management. So, we would be able to accommodate whatever growth ICE and a new administration might want to put to – put us to service. We can do it if requested and we will be prepared to be a good partner to government once they establish their policy.

Jason Weaver

Analyst, JonesTrading

Got it. Thank you. Then along the lines of the same question that was asked just a moment ago, post the debt restructuring, any sort of change in your – the trade-off between returning capital to shareholders versus further debt reduction. How do you think about that today?

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Well, again, it is a timing issue and it needs to be based on knowledge of – of the objectives of the new administration and how we fit into those objectives. And we will – we will have to balance our own decisions on that information as it comes forward.

Mark J. Suchinski

Senior Vice President & Chief Financial Officer, The GEO Group, Inc.

Yeah, Jason, it’s Mark. I will just add again that the first focus is — is delevering. So, we have got some internal targets we want to get to from a – from a debt standpoint. And once we get close to that, then we are going to have this opportunity to explore what George just – just talked about in conjunction with the business opportunities as we roll into 2025.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

Yeah. I think also as we have said before, we will continue once we get to that point where we can allocate capital to shareholders, we are going to continue to focus on debt reduction, but we will find the proper balance between those two based on, as George discussed, the different opportunities that arise at that time and what the cash flows look like.

Jason Weaver

Analyst, JonesTrading

All right. Very helpful. Thanks for that.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

That – that is a good timing for middle and middle to late next year.

Jason Weaver

Analyst, JonesTrading

Got it. All right. Very helpful. Thank you for the color.

Operator

Your next question will come from Jordan Hymowitz with Philadelphia Financial. Please go ahead.

Jordan Neil Hymowitz

Managing Principal, Philadelphia Financial Management of San Francisco LLC

Thanks, guys. Most of my questions have been answered. Two things. The smart watches, I mean there is an opposition from a – from some democratic or progressive circles for the ankle monitoring business, is the smart watches have less of a political opposition because they are less invasive, they seem more exclusionary or whatever the word you want to use is?

Wayne Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

I suppose that I can’t speak for those who are in opposition or might be progressive politically, but I suppose that the watch is attractive in the sense that it is less cumbersome, it is less weight. It is certainly less of an obstacle to moving around [indiscernible] (00:58:40) ankle monitor. It achieves most of the, if not all of the requirements that the government has for monitoring and most importantly ensuring compliance for folks who have hearings to attend. But all of that is – is supplemented by the people who do the work in our field offices and who work throughout the day to make sure that people – that people who are on monitoring whatever kind it may be, have the opportunity to connect with program resources in their communities and to understand the requirements of – of appearing for the required hearings they have.

Jordan Neil Hymowitz

Managing Principal, Philadelphia Financial Management of San Francisco LLC

Let me push that a little different way. Have you gotten any interest from any municipalities or districts or regions for the smartwatch that you have not gone from the ankle monitoring that maybe a little more progressive in some ways?

Wayne H. Calabrese

President & Chief Operating Officer, The GEO Group, Inc.

Yeah. Again, it’s still early days for the – the agencies outside of ISAP contract. Some of them have expressed real interest, recently one of the agencies that was visited in one of the southeastern states I believe, said they would like to enter — entertain the use of the VeriWatch. They were very interested in seeing it in action and to see how it fit with their – their policy goals.

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

I think also we have seen, as Wayne just mentioned, that’s a prospective bid. But we also have some current contracts that just rebid and it was included within those bids as a technology offer that they wanted to make sure was available. Now, how – how and how much they will use it remains to be seen as we said earlier. But we are starting to see some of that develop in the contract, as Wayne said. And we have seen it in some existing contracts that were just renewed recently.

Jordan Neil Hymowitz

Managing Principal, Philadelphia Financial Management of San Francisco LLC

Got it. Separate question, as you mentioned, that most of the CR resolutions like that at the existing level of the 41,000. Do you have any quantitative data that something like 90% of CRs were done at – at the level always before as opposed to an increase or a decrease? In other words, is there any data behind it, if not for this necessary product? But what the history has been on CRs changing the ratio of what was done before or is that by the definition of a CR, but it keeps existing level?

Brian Robert Evans

Chief Executive Officer, The GEO Group, Inc.

CR by definition is a continuing resolution of existing funding levels every time.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Not higher, not lower. It stays the same. Right?

Jordan Neil Hymowitz

Managing Principal, Philadelphia Financial Management of San Francisco LLC

Got it. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Mr. George Zoley, Executive Chairman of the GEO Group for any closing remarks. Please go ahead, sir.

George Christopher Zoley

Executive Chairman, The GEO Group, Inc.

Thank you for joining us this quarter, and we look forward to addressing you in the next quarter.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.